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Exhibit 99(a)(19)

Notice to JSG Shareholders

Offer Deadline: 1.00pm Tuesday 6 August 2002.

To accept the Offer, please return your White Form of Acceptance, and Share Certificate(s) if applicable, to arrive by 1.00pm (Irish Time) Tuesday 6 August 2002. You may:

HAND DELIVER THEM TO: Capita Corporate Registrars Plc, Unit 5, Manor Street Business Park, Manor Street, Dublin 7, Ireland.
OR
POST THEM TO: Capita Corporate Registrars Plc, PO Box 7117, Dublin 2, Ireland.

Instructions on how to complete your White Form of Acceptance are set out in the Explanatory Leaflet. If you have not received your Explanatory Leaflet or have any queries on how to complete the Form of Acceptance – please telephone the Helpline on 01 810 2494.

The definitions used in the Offer Document apply also to this advertisement. The directors of MDCP Acquisitions, the directors of MDCP Acquisitions plc (the controlling shareholder of MDCP Acquisitions), the Management Investors (being Dr. Michael Smurfit, Mr. Gary McGann, Mr. Anthony Smurfit and Mr. Ian Curley) and the directors of JSG accept responsibility for the information contained in this advertisement. To the best of the knowledge and belief of the directors of MDCP Acquisitions, the directors of MDCP Acquisitions plc, the Management Investors and the directors of JSG (who have taken all reasonable care to ensure that such is the case) the information contained in this advertisement is in accordance with the facts and does not omit anything likely to affect the import of such information. This document has been issued by and is the sole responsibility of MDCP Acquisitions, MDCP Acquisitions plc, the Management Investors and JSG and has been approved, solely for the purposes of section 21 of the Financial Services and Markets Act 2000 of the United Kingdom, by Deutsche Bank. Deutsche Bank is regulated in the United Kingdom by the Financial Services Authority, and is acting for MDCP Acquisitions and for no one else in connection with the Offer and will not be responsible to anyone other than MDCP Acquisitions for providing the protections afforded to clients of Deutsche Bank, or for providing advice in relation to the Offer. Deutsche Bank Securities Inc., which is a licensed broker-dealer in the United States, is acting as sole dealer manager in the United States in relation to the Offer.

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  Exhibit 99(a)(19)